Contact: Lawrence A. Gyenes Senior Vice President, CFO & Treasurer Columbia Laboratories, Inc. (973) 486-8860	Seth Lewis Vice President The Trout Group LLC (646) 378-2952

FOR IMMEDIATE RELEASE

Columbia Laboratories Reports Fourth Quarter and Year-End 2011 Financial Results
Management will host Conference Call at 10:00 AM ET Today

LIVINGSTON, NJ - March 8, 2012 - Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and twelve-month periods ended December 31, 2011.
Fourth Quarter Financial Highlights

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Total net revenues were $6.4 million for the fourth quarter of 2011, as compared to $14.9 million for the fourth quarter of 2010. The 2010 quarter included $8.8 million for the amortization of the $34 million gain on the sale of the progesterone assets in July 2010 to Watson Pharmaceuticals, Inc. (NYSE:WPI) (“Watson”); amortization concluded in the second quarter of 2011.

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Net product revenues were $5.4 million in the fourth quarter of 2011 and $5.3 million in the fourth quarter of 2010. A 53% increase in revenues from Merck Serono S.A. (“Merck Serono”) for international sales of CRINONE® 8% (progesterone gel) in 2011 was offset by the absence of sales of STRIANT® (testosterone buccal system) and products manufactured for Lil' Drug Store Products, Inc. (“LDS”).

•	Total operating expenses decreased to $1.8 million in the fourth quarter of 2011, compared to $4.0 million in the fourth quarter of 2010.

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Net loss for the fourth quarter of 2011 improved to $1.0 million, (-$0.01 per basic and diluted share), compared to a net loss of $4.6 million (-$0.06 per basic and diluted share) in the fourth quarter of 2010.

•	Cash, equivalents and short-term investments at December 31, 2011, were $25.1 million.
2011 Financial Highlights

•	Total net revenues were $43.1 million in 2011, compared to $45.7 million in 2010. A decline in net product revenues was partially offset by increases in royalties and other revenues.

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Net product revenues were $18.0 million in 2011, compared to $27.0 million in 2010, primarily as a result of the transfer of responsibility for domestic progesterone product sales to Watson and the absence of sales in 2011 to LDS.

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Net product revenues from Merck Serono for international sales of CRINONE 8% increased 41% and net product revenues from Watson for U.S. sales of CRINONE increased by $1.2 million over 2010 levels, both driven primarily by higher volume.

•	In-market sales of CRINONE in 2011 were approximately $65 million worldwide, up 27% compared to 2010.

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•	Total operating expenses decreased 76% to $8.4 million in 2011, compared to $35.5 million in 2010.

•	Net income was $20.5 million ($0.24 per basic and $0.22 per diluted share), compared to a net loss of $21.8 million (-$0.30 per basic and diluted share) in 2010.
“Revenues from Watson and Merck Serono grew nicely in 2011 as our partners continued to drive demand for CRINONE 8% in infertility in their respective markets. Product sales in the fourth quarter were the highest for the year, and we look for continued growth in 2012,” said Frank Condella, Columbia's president and chief executive officer. “We are disappointed that the FDA returned a complete response letter for the new drug application for progesterone vaginal gel 8% in the preterm birth indication, but we remain encouraged that our partner Watson has requested a meeting with the FDA with the goal of establishing a viable path forward for the product. We maintain our financial interests in the preterm birth opportunity, and would receive significant upside if Watson is successful in obtaining regulatory approval for that indication. Meanwhile, we reduced our workforce to enable Columbia to be cash flow neutral-to-positive beginning in the second quarter of 2012. We are also in the process of engaging an investment banker, and plan to evaluate potential strategic transactions that will add value for our stockholders.”
Fourth Quarter Financial Results
Total net revenues for the fourth quarter of 2011 were comprised of net product revenues primarily for domestic and international sales of CRINONE to Watson and Merck Serono, respectively, and royalties primarily from Watson.
Net product revenues were $5.4 million in the fourth quarter of 2011 and $5.3 million in the fourth quarter of 2010. Net revenues from CRINONE sold to Merck Serono increased by $1.4 million, or 53%, as compared to the fourth quarter of 2010 due primarily to higher volume. Net revenues from product sold to Watson were $1.4 million in the fourth quarters of both 2011 and 2010. Sales of Replens® and RepHresh® OTC products to LDS were $0.8 million lower than in the fourth quarter of 2010; there were no sales to LDS in the fourth quarter of 2011. STRIANT net product revenues were $0.4 million in the fourth quarter of 2010; there were no STRIANT sales in the fourth quarter of 2011 as a result of the sale of STRIANT to Actient Pharmaceuticals, LLC (“Actient”), in April 2011.
Total royalty revenues were $0.9 million in the fourth quarter of 2011, compared to $0.7 million in the fourth quarter of 2010, reflecting primarily royalty revenues from Watson on CRINONE products.
There were no other revenues in the fourth quarter of 2011, compared to other revenues of $8.8 million in the fourth quarter of 2010, due to the amortization of the deferred revenue recognized from the sale of the progesterone assets to Watson in July 2010. The Company amortized $34.0 million in deferred gains over four quarters from July 2010 through June 2011, representing the estimated remaining development period for progesterone vaginal gel 8% in the preterm birth indication.
As a result, total net revenues for the fourth quarter of 2011 were $6.4 million, compared to $14.9 million for the fourth quarter of 2010.
Gross profit margin decreased to 45% in the fourth quarter of 2011 from 81% in the fourth quarter of 2010. Excluding the deferred gain recognition, the gross profit margin for the fourth quarter of 2010 would have been 56%. The decline in gross profit margin is related to a shift in the sales mix in the 2011 quarter toward sales to Watson at cost-plus-10% versus higher-margin net product sales to Merck Serono.
Total operating expenses were $1.8 million in the fourth quarter of 2011, compared to $4.0 million in the prior year period. There were no selling and distribution expenses in the fourth quarter of 2011, reflecting the sale of STRIANT to Actient. General and administrative costs decreased 41% to $1.3 million in the fourth quarter of 2011, compared to $2.3 million in 2010. Research and development costs decreased 79% to $0.4 million in the fourth quarter of 2011, compared to $2.0 million in 2010, reflecting lower expenses following the completion of the PREGNANT study in the fourth quarter of 2010 and the reimbursement by Watson in the fourth quarter of 2011 of R&D expenses related to the new drug application (NDA 22-139) for progesterone vaginal gel 8% for use in the reduction of risk of preterm birth in women with a singleton gestation and a short uterine cervical length in the mid-trimester of pregnancy.
Operating income in the fourth quarter of 2011 was $1.1 million, compared to operating income of $8.1 million in

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the prior year period. The 2010 quarter included $8.6 million in revenue related to the gain on the sale of the progesterone assets to Watson; amortization of that gain concluded in the second quarter of 2011.
Other income and expense aggregated to a net expense of $2.1 million for the fourth quarter of 2011, compared to a net expense of $13.2 million in the fourth quarter of 2010. In the 2011 quarter, the Company recognized a $2.2 million change in fair value of the warrants issued in conjunction with the October 2009 stock issuance resulting from the increase in the stock price (28%) from the end of the third quarter of 2011. In the 2010 quarter, expense primarily reflecting the elimination of interest expense as a result of the debt repayment in July 2010 was more than offset by the recognition of the $13.1 million change in fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 stock issuance resulting from the 110% increase in the stock price from the end of the third quarter of 2010.
As a result, the Company reported a net loss of $1.0 million, or $(0.01) per basic and diluted share, for the fourth quarter of 2011, compared to a net loss of $4.6 million, or ($0.06) per basic and diluted share, for the fourth quarter of 2010.
Full Year Financial Results
Total net revenues for the year ended December 31, 2011, were $43.1 million compared to total net revenues of $45.7 million for the year ended December 31, 2010. The decrease in total net revenues was due in part to Watson's assumption of domestic progesterone product sales for the second half of 2010, with direct sales by Columbia in the first half of 2010, offset by the recognition of the $5.0 million milestone payment from Watson for the filing of NDA 22-139 in the second quarter of 2011.
Total net product revenues were $18.0 million for 2011, compared with $27.0 million for 2010. Underlying factors include: the transfer of the U.S. CRINONE/PROCHIEVE assets, including responsibility for domestic product sales, to Watson, which was partially offset by a $1.2 million increase in net product revenues from Watson; a 41% increase in net product revenues from Merck Serono for international sales of CRINONE 8%, primarily due to higher volume; the absence of OTC product sales to LDS in 2011, versus $3.8 million in 2010; and STRIANT net product revenues were $0.8 million lower than in 2010 as a result of the sale of STRIANT to Actient in April 2011.
Total royalty revenues increased to $3.0 million in 2011 as compared to $1.3 million in 2010. 2011 was a full year of royalty revenues from Watson on CRINONE and PROCHIEVE, versus a half-year in 2010, and royalties from Watson were higher in the second half of 2011 as compared to the second half of 2010.
Total other revenues increased to $22.1 million in 2011 as compared to $17.4 million in 2010, the result of the recognition of the $5.0 million milestone payment from Watson for the filing of NDA 22-139. The other major component of other revenues in 2010 and 2011 was the amortization of the $34 million in deferred gains at an average rate of $8.5 million over four quarters (two in 2010 and two in 2011), representing the estimated remaining development period for progesterone vaginal gel 8% in the potential preterm birth indication.
Gross profit as a percentage of total net revenues was 73% in 2011, compared to 80% in 2010. Excluding the deferred gain recognition, the gross profit margin for 2011 would have been 45% as compared with 67% in 2010 as a result of the product sales to Watson in the entire 2011 period at cost-plus-10%, versus direct sales to wholesalers and specialty pharmacies in the U.S. in the first half of 2010 at wholesale prices.
Total operating expenses decreased 76% to $8.4 million, compared to $35.5 million in the prior year.

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Selling and distribution expenses decreased 99% to $0.1 million from $9.7 million in 2010. The modest expense in 2011 was in support of sales of STRIANT prior to its sale to Actient. Major costs in 2010 included the Bio-Mimetics litigation settlement, direct selling and marketing costs prior to Watson’s assumption of those responsibilities in July 2010, severance expense, accelerated vesting of stock options, and contract wind-down costs as a result of the sale to Watson.

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General and administration expenses decreased 45% to $8.1 million in 2011, compared to $14.7 million in 2010. The decrease from 2010 is due to the costs of the Watson Transactions, related severance and accelerated vesting of all stock options and restricted shares which occurred in 2010 and were not present in

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2011.

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Research and development costs decreased 68% to $2.8 million in 2011 as compared to $8.6 million in 2010, reflecting lower expenses following the completion of the PREGNANT study in the fourth quarter of 2010 and the reimbursement by Watson of $3.2 million in R&D expenses related to the PREGNANT study and NDA 22-139 in 2011.

•	The Company amortized $2.5 million for the U.S. rights to CRINONE in 2010. This asset was included in the July 2010 sale to Watson; accordingly, there will be no further amortization expense.

•	In 2011 the Company recorded a $2.5 million net gain on the sale of STRIANT. There was no similar gain in 2010.
Operating income was $22.9 million in 2011 compared to $1.2 million in 2010. The significant improvement primarily reflects the $27.0 million reduction in operating expenses in 2011, offset in part by lower total net revenues in 2011 due to lower net product sales.
Other income and expense aggregated to a net expense of $2.4 million in 2011 compared to $23.5 million in 2010. The 2010 other income and expense reflects the elimination of $4.0 million in interest expense on the Company’s debt retired on July 2, 2010, which was more than offset by a $5.2 million non-cash loss on the extinguishment of the Company’s debt and, due to a rising stock price, the recognition of the $13.2 million non-cash change in fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 stock issuance.
As a result, the Company reported net income for 2011 of $20.5 million, or $0.24 per basic and $0.22 per diluted share, compared to a net loss of $21.8 million, or ($0.30) per basic and diluted share, for 2010.
Cash and Equivalents
At December 31, 2011, Columbia had cash, cash equivalents and short-term investments of $25.1 million, compared to cash, cash equivalents and short-term investments of $26.3 million at September 30, 2011, and $21.6 million at December 31, 2010.
Outlook
Columbia has streamlined the organization to operate as cash flow neutral-to-positive, while maintaining its significant upside potential from milestone payments and royalties if Watson is successful in gaining FDA approval and commercializing a progesterone product for the preterm birth indication.  Other assets include potential net operating loss carryforwards; issued and pending patents globally; and two early-stage drug candidates.  The Company is evaluating potential strategic transactions to add value for its stockholders.
Subsequent Material Events
Transfer of NDA 22-139 to Watson
On February 10, 2012, Columbia transferred NDA 22-139 to Watson. Watson now has full rights and regulatory responsibility for all activities and sponsor obligations relating to this application.
Complete Response Letter from FDA for Progesterone Vaginal Gel 8% NDA
On February 24, 2012, Watson received a complete response letter from the FDA for NDA 22-139. Watson has formally requested an End-of-Review meeting with the FDA to determine if a viable path forward can be established for this application.
Reduction in Workforce
On March 1, 2012, the Company announced a reduction of its employee base by 42% from staffing levels on December 31, 2011. The Company will record a severance charge of approximately $0.5 million in the first quarter of 2012, and expects to realize annual savings of over $1.5 million.
Non-compliance with Nasdaq Minimum Bid Price Rule
On March 6, 2012, the Company received a notice from the Nasdaq Stock Market indicating that the Company no longer meets the minimum bid price requirement for continued listing on the Nasdaq Global Market as set forth in Nasdaq Listing Rule 5450(a)(1). The Nasdaq notice has no immediate effect on the listing of the Company's common stock. The Company is considering actions that it may take in response to this notification in order to

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regain compliance with the continued listing requirements.
Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results for the fourth quarter and year ended December 31, 2011, as follows:

Date:	Thursday March 8, 2012
Time:	10:00 am ET
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under 'Investor'
The teleconference replay will be available two hours after completion through Thursday, March 15, 2012, at (855) 859-2056 (U.S. & Canada) or (404) 537-3406. The conference ID for the replay is 55834451. The archived webcast will be available for one year on the Company's website, www.columbialabs.com, in the 'Investor' section under 'Events'.

About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women’s health indications. The Company receives sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in 63 foreign countries. Watson is pursuing FDA approval in the U.S. of progesterone gel to reduce the risk of preterm birth in women with premature cervical shortening, and Columbia maintains its financial interest in the product and its role in the companies’ Joint Development Committee.
Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Watson's and Merck Serono's continued desire to develop progesterone vaginal gel 8% for the preterm birth indication in the U.S. and rest of the world, respectively; Columbia's ability to timely regain compliance with the Nasdaq minimum closing bid price rule; Watson's success in obtaining timely approval, if any, of a new drug application (NDA) by the U.S. Food and Drug Administration (FDA) for progesterone vaginal gel 8% for the preterm birth indication; Merck Serono's success in obtaining timely marketing approvals, if any, of progesterone vaginal gel 8% for the preterm birth indication in countries outside the U.S.; the timing and level of success of a future product launch for the preterm birth indication, if any; successful development of a next-generation vaginal progesterone product; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the period ended September 30, 2011. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.
Replens® and RepHresh® are registered trademarks of Lil’ Drug Store Products, Inc.
STRIANT® is a registered trademark of Actient Pharmaceuticals LLC

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COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Twelve Months Ended December 31		Three Months Ended December 31
	(audited)		(unaudited)
	2011	2010	2011	2010
REVENUES
Net product revenues	$17,977,608	$27,046,730	$5,441,467	$5,344,685
Royalties	2,970,980	1,252,382	900,754	708,033
Other revenues	22,113,433	17,377,185	34,648	8,840,183
Total net revenues	$43,062,021	$45,676,297	$6,376,869	$14,892,901

COST OF REVENUES	11,691,365	9,020,901	3,530,155	2,788,839
Gross profit	31,370,656	36,655,396	2,846,714	12,104,062
OPERATING EXPENSES:
Selling and distribution	87,669	9,661,026	—	(221,013)
General and administrative	8,108,194	14,716,339	1,342,774	2,265,272
Research and development	2,779,058	8,581,874	416,624	1,972,556
Net gain on U.S. sale of STRIANT	(2,533,127)	—	—	—
Amortization of licensing right	—	2,522,364	—	—
Total operating expenses	8,441,794	35,481,603	1,759,398	4,016,815
Income from operations	22,928,862	1,173,793	1,087,316	8,087,247

OTHER INCOME (EXPENSE):
Interest income	107,257	28,843	70,862	4,218
Interest expense	(12,111)	(4,837,688)	(448)	(5,047)
Loss on debt extinguishment	—	(5,156,775)	—	—
Change in fair value of redeemable warrants	(2,721,205)	(7,961,939)	—	(7,828,811)
Change in fair value of stock warrants	556,662	(5,229,089)	(2,233,675)	(5,229,089)
Other, net	(292,991)	(323,242)	60,160	(121,558)
Total other income (expense)	(2,362,388)	(23,479,890)	(2,103,101)	(13,180,287)
Loss before taxes	20,566,474	(22,306,097)	(1,015,785)	(5,093,040)
State income tax benefit	(8,282)	475,415	29,428	477,615
Federal income taxes	(31,000)	—	(31,000)	—
Net income (loss)	$20,527,192	$(21,830,682)	$(1,017,357)	$(4,615,425)
INCOME (LOSS) PER COMMON SHARE
BASIC	$0.24	$(0.30)	$(0.01)	$(0.06)
DILUTED	$0.22	$(0.30)	$(0.01)	$(0.06)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	86,325,350	73,462,937	87,296,140	80,808,028
DILUTED	92,549,153	73,462,937	87,296,140	80,808,028

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COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
	December 31,
	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$10,114,163	$21,630,979
Short term investments	15,023,999	—
Accounts receivable, net	4,695,410	4,141,026
Inventories	3,635,730	2,586,207
Prepaid expenses and other current assets	667,927	497,947
Total current assets	34,137,229	28,856,159
Property and equipment, net	1,481,071	518,542
Other assets	464,286	484,141
TOTAL ASSETS	$36,082,586	$29,858,842

LIABILITES
CURRENT LIABILITIES:
Accounts payable	3,526,171	5,393,966
Accrued expenses	3,016,596	4,491,074
Deferred revenues	93,750	16,974,383
Total current liabilities	6,636,517	26,859,423
Deferred revenue	46,416	154,187
Redeemable warrants	—	13,471,832
Common stock warrant liability	8,168,846	9,286,906
TOTAL LIABILITIES	14,851,779	49,772,348
COMMITMENTS AND CONTINGENCIES
Contingently redeemable series C preferred stock 600 shares issued and outstanding (liquidation preference of $600,000)	600,000	600,000
SHAREHOLDERS' EQUITY (DEFICIENCY):
Preferred stock, $.01 par value; 1,000,000 shares authorized, Series B convertible preferred stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E convertible preferred stock, 22,740 shares issued and
outstanding (liquidation preference of $2,274,000) in 2011 and 59,000 shares issued and outstanding (liquidation preference of $5,900,000) in 2010	227	590
Common Stock $.01 par value; 150,000,000 shares authorized; 87,367,313 and 84,434,611 shares issued in 2011 and 2010, respectively	873,673	844,345
Capital in excess of par value	278,060,138	260,600,989
Less cost of 36,448 and 3,462,124 treasury shares	(125,381)	(3,346,090)
Accumulated deficit	(258,282,753)	(278,809,945)
Accumulated other comprehensive income	104,902	196,604
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)	20,630,807	(20,513,506)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)	$36,082,586	$29,858,842

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